UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2016

Argos Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35443	56-2110007
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4233 Technology Drive Durham, North Carolina 27704
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (919) 287-6300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On June 30, 2016, the Board of Directors of the Company appointed Dr. Richard Katz, M.D., M.B.A., age 52, as the Company’s Vice President and Chief Financial Officer, effective upon the commencement of his employment with the Company. In connection with the appointment of Dr. Katz, the Company entered into an employment agreement with him on July 6, 2016 (the “Employment Agreement”). Dr. Katz commenced employment with the Company on July 11, 2016.

Prior to joining the Company, Dr. Katz was employed by Viamet Pharmaceuticals, Inc., a privately held biopharmaceutical company, as its Chief Financial Officer from February 2012 until May 2016. From April 2001 until November 2011, Dr. Katz served as an executive at Icagen, Inc., a publicly traded biopharmaceutical company (which was acquired by Pfizer), most recently as Executive Vice President, Finance and Corporate Development, Chief Financial Officer and Treasurer. From August 1996 to April 2001, Dr. Katz worked in the investment banking division of Goldman, Sachs & Co., an investment banking firm, most recently as a vice president in the healthcare group.

Dr. Katz received his A.B. magna cum laude from Harvard University, his M.D. from the Stanford University School of Medicine and his M.B.A. from Harvard Business School, where he graduated as a Baker Scholar.

The Employment Agreement provides for at-will employment with no specified term. The Employment Agreement also provides for an annual base salary of $300,000 and an annual performance cash bonus based on the achievement of corporate objectives and Dr. Katz’s individual performance of up to 40% of his base salary, as determined by our board of directors in its sole discretion. Pursuant to the Employment Agreement, the Company granted to Dr. Katz as an inducement award a non-statutory stock option to purchase 300,000 shares of the Company’s common stock, vesting over a period of four years from the commencement of his employment, with 25% vesting on the first anniversary of the commencement of his employment and the remaining 75% vesting monthly thereafter. Dr. Katz is also eligible to participate in Company-sponsored benefit programs that are generally available to all of the Company’s employees.

Under the terms of the Employment Agreement, upon execution and effectiveness of a separation agreement and release of all claims, Dr. Katz is entitled to severance payments if his employment is terminated under specified circumstances pursuant to the terms of the Employment Agreement. If the Company terminates Dr. Katz’s employment without cause or if he terminates his employment with the Company for good reason in accordance with the terms of his employment agreement, he is entitled to receive from the Company an amount equal to nine months of his then annual base salary, payable in nine equal monthly installments in accordance with the Company’s payroll practices, and standard health insurance coverage for a period of nine months, subject to such benefits being available to non-employees. If standard health insurance coverage is not available to non-employees under the company sponsored plan, the Company will reimburse Dr. Katz in an amount equal to the cost of the premium for coverage under a medical plan at the same level and on the same terms and conditions in place immediately before his termination.

In addition, if the Company terminates Dr. Katz’s employment without cause or if he terminates his employment with us for good reason in accordance with the terms of his Employment Agreement, in either case within 90 days before or six months after a “change in control event” as defined in our 2014 stock incentive plan, and such event also constitutes a “change in control event” within the meaning of the regulations promulgated under Section 409A of the Internal Revenue Code, as amended, Dr. Katz will be entitled to receive the payments and benefits specified above and he will also be entitled to receive an amount equal to nine months of his target bonus for the year in which his employment terminates, payable in nine equal monthly installments in accordance with the Company’s payroll practices.

If required by Section 409A of the Code, the payments we are required to make to Dr. Katz in the first six months following the termination of his employment will be made as a lump sum on the date that is six months and one day following such termination.

The foregoing description of the terms and conditions of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 7.01.    Regulation FD Disclosure.

On July 11, 2016, the Company issued a press release announcing the hiring of Dr. Katz and the grant of the inducement option, each as noted in Item 5.02 above. Attached as Exhibit 99.1 hereto is a copy of the press release.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Argos Therapeutics, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01    Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated as of July 6, 2016, between Argos Therapeutics, Inc. and Dr. Richard Katz, M.D., M.B.A.
99.1	Press release dated July 11, 2016 announcing the appointment of Dr. Katz, M.D., M.B.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGOS THERAPEUTICS, INC.

By:	/s/ Jeffrey D. Abbey
Name:	Jeffrey D. Abbey
Title:	President and Chief Executive Officer

DATED: July 11, 2016